Exhibit 10.1

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

SEVENTH AMENDMENT TO EXCLUSIVE LICENSE AGREEMENT

THIS SEVENTH AMENDMENT TO EXCLUSIVE LICENSE AGREEMENT (this “Exosomes Seventh Amendment”) is made and entered into as of August 20, 2020 (“Seventh Amendment Date”) by and between CEDARS-SINAI MEDICAL CENTER, a California nonprofit public benefit corporation (“CSMC”) and CAPRICOR, INC., a Delaware corporation (“Licensee”), under the following circumstances:

A.	CSMC and Licensee entered into the Exclusive License Agreement dated May 5, 2014 (the “Original License”), as amended by the First Amendment dated February 27, 2015, the Second Amendment dated June 10, 2015, the Third Amendment dated August 5, 2016, the Fourth Amendment dated December 26, 2017, the Fifth Amendment dated June 20, 2018 and the Sixth Amendment dated September 25, 2018 (collectively, the “Exosomes License Agreement”).

B.	The parties desire to amend the Exosomes License Agreement as further described herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and in the Exosomes License Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.            Defined Terms. Terms not otherwise defined herein shall have the meaning ascribed to them in the Exosomes License Agreement.

2.            Amendments to the Exosomes License Agreement. The parties agree to amend the Exosomes License Agreement as follows:

(a)          Section 1.6 (“Future Patent Rights”) shall be deleted in its entirety and replaced with the following:

“1.6 “Future Patent Rights” shall mean (a)  any patents and/or patent applications claiming Inventions that: (i) after the Effective Date of the Original License, arise from work conducted by or under the direction of Marbán at or on behalf of CSMC through any use of the Patent Rights or Know-How that were licensed to Licensee as of the Effective Date of the Original License, alone or jointly with Licensee, and (ii) relate to cell therapy and/or exosomes; (b) any patents and/or patent applications (including provisional patent applications) in any other country corresponding to any of the foregoing, and all divisions, continuations, continuations-in-part, reissues, reexaminations, supplementary protection certificates, and extensions thereof, whether domestic or foreign; and (c) any patent that issues thereon. Future Patent Rights shall be owned (i) by CSMC if invented by CSMC; or (ii) jointly owned by CSMC and Licensee if jointly invented by CSMC and Licensee. For the avoidance of doubt, Inventions that are the subject of a continuation-in-part application that claims priority to the Patent Right are licensed under this Agreement and are not considered Future Patent Rights.”

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*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(b)          Section 2.3 (“Certain Future Rights”) shall be deleted in its entirety and replaced with the following:

“2.3        Certain Future Rights. The following shall pertain to Future Patent Rights in the Field of Use (“Future Rights”):

(a)    First Right of Negotiation. Subject to the rights and applicable rules of the Funding Agencies or the United States Government, and to the extent it would not impair or jeopardize any efforts of CSMC to obtain domestic or foreign rights thereto, CSMC shall provide Licensee with prompt written disclosure of the Future Rights. Subject to the rights and applicable rules of the Funding Agencies, Licensee shall have, for a period of sixty (60) days after receipt by Licensee of written notice from CSMC disclosing in adequate detail any such Future Rights, the exclusive first right to negotiate with CSMC to obtain one or more exclusive licenses to the Future Rights, upon such terms and conditions as shall be agreed by the parties hereto in good faith, which terms and conditions shall include provisions for fair market value consideration for the grant of any such licenses, which provisions shall not exceed the compensation terms set forth in this Agreement; provided, that any license granted hereunder to any Future Rights shall be expressly limited to the field of exosomes and/or cell therapy. If Licensee declines or fails to pursue, or if the parties fail to conclude negotiations for an exclusive license to such Future Rights upon commercially reasonable terms and conditions during the sixty (60) day period specified above (or such longer period as may be agreed to in writing by the parties), then CSMC shall have the right to commence discussions with any other party concerning such Future Rights. For the avoidance of doubt, until CSMC has provided the aforementioned written notice to Licensee and Licensee has had the opportunity to exercise its right of first negotiation as set forth above, CSMC shall not disclose or enter into any discussions with any third parties regarding the Future Rights. Subject to the provisions of this Section 2.3, Licensee acknowledges and agrees that CSMC expressly retains and reserves: (i) any and all right, title and interest in and to the Future Rights that are not jointly developed with Licensee and (ii) joint right, title and interest in and to the Future Rights that are jointly developed with Licensee, whether or not in the Field of Use and, accordingly, no exclusive license to any of CSMC’s Future Rights is granted to Licensee under this Agreement unless otherwise set forth in an amendment hereto. CSMC shall use its reasonable and continuing efforts during the term of this Agreement, in accordance with its policies and procedures, where appropriate, to file and maintain patent applications claiming Inventions within the Future Rights.

(b)    Diligence with Future Rights. [***] therewith (collectively, the “Amended Performance Milestones”), then, subject to Section 2.3(c), CSMC may, at its option and as its sole remedy for Licensee’s non- performance of the Amended Performance Milestones with respect to that Future Right, upon written notice to Licensee, convert all rights in such Future Right to a non-exclusive license or a co-exclusive license, or terminate the license with respect to that particular Future Right, subject to the provisions of Section 2.3(d). Notwithstanding the foregoing, prior to CSMC exercising such option, Licensee shall have the opportunity to cure any failure to perform the Amended Performance Milestones for a period of sixty (60) days after receipt of written notice from CSMC of its intent to exercise its option. If CSMC elects to terminate a Future Right after Licensee’s failure to cure, CSMC may thereafter dispose of its rights in such Future Right as it sees fit in its sole discretion without accounting to Licensee, except as otherwise set forth in Section 2.3(d). For the avoidance of doubt, and notwithstanding anything to the contrary herein, the terms of this Section 2.3(b) shall apply to all patents and patent applications that were or are Future Patent Rights since the Effective Date of the Original License as so indicated on Schedule A to the Seventh Amendment hereto; provided, that the Diligence Period for the Future Patent Rights enumerated therein shall begin on the Seventh Amendment Date and continue for a period of twenty-four (24) months thereafter.

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*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(c)    Exceptions. Notwithstanding any provision contained in Section 2.3(b) above, the Parties further agree as follows:

(i)     [***].

(ii)    With respect to any Future Right that is co-owned by CSMC and Licensee, if CSMC elects to convert CSMC’s co-owned interest therein or terminate Licensee’s right with respect to CSMC’s co-owned interest due to non-performance of the Amended Performance Milestones, such election shall remain subject to the provisions of Section 2.3(d), and nothing contained in this Agreement shall be construed to impact or in any way affect Licensee’s rights with respect to its own co-owned interest therein and CSMC shall have no rights with respect thereto, except as set forth in Section 3 (Co-Owned Patent Rights) of the Fifth Amendment to Exclusive License Agreement, dated June 20, 2018.

(iii)   CSMC hereby acknowledges and agrees that the Amended Performance Milestones set forth in Section 2.3(b) above have been satisfied by Licensee with respect to patent families corresponding to [***].

(d)   Option to Non-Exclusive Internal Research License. Upon written notice from Licensee within six (6) months after the end of the applicable Diligence Period, except as otherwise set forth in Section 2.3(c), CSMC shall grant to Licensee a non-exclusive, non-transferable, limited license, for its internal research use only, to any Future Right, the exclusive rights to which CSMC has elected to terminate. In the absence of such notice within the aforesaid period, Licensee shall have no further rights of any kind in or to such Future Right, except as otherwise set forth in Section 2.3(c). The foregoing grant is made expressly subject to the following:

(i)     All applicable laws and regulations, including, without limitation, the requirements of federal law pertaining to the manufacture of products within the United States; and

(ii)    All applicable rules of the Funding Agencies which have provided funding to CSMC or to any of its employees (including Marbán) for the development of the Future Rights.”

(e)    Schedule A (Patent Rights) to the Exosomes License Agreement (as such Schedule A has been amended from time to time pursuant to the above-referenced amendments) is hereby deleted in its entirety and replaced with Schedule A hereto.

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*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(f)     The parties acknowledge and agree that, as of the Seventh Amendment Date, [***]. Licensee shall, within five (5) business days of the Seventh Amendment Date, make all filings with the United States Patent and Trademark Office and any foreign Patent Office(s) that may be necessary to add [***] as an inventor therein and to add CSMC as a joint owner and assignee thereof. Within five (5) business days after the filing required above, CSMC shall prepare and the parties shall execute an Eighth Amendment to the Exosomes License Agreement (the “Exosomes Eighth Amendment”) granting Licensee an exclusive license to CSMC’s co-owned interest in the EV Patent Family with no monetary obligation therefor, except for any royalty payments that may become due pursuant to the Exosomes License Agreement. For the avoidance of doubt, the provisions of Section 2.3(c)(ii) shall be applicable to the license of any co-owned rights in the EV Patent Family. Upon written notice from CSMC at any time during the term of the Exosomes License Agreement indicating that CSMC has identified a potential sublicensee for the rights to the [***], Licensee shall agree to meet with such potential sublicensee and consider terms of a proposed sublicense on commercially reasonable terms, but shall be under no obligation to enter into a sublicense with such potential sublicensee.

(g)    The parties acknowledge and agree that, as of the Seventh Amendment Date, [***]. CSMC shall, within five (5) business days of the Seventh Amendment Date, make all filings with the United States Patent and Trademark Office and any foreign Patent Office(s) that may be necessary to add [***] as an inventor therein and to add Licensee as a joint owner and assignee-applicant thereof. The Exosomes Eighth Amendment shall grant Licensee an exclusive license to CSMC’s co-owned interest in the [***] with no monetary obligation therefor, except for any royalty payments that may become due pursuant to the Exosomes License Agreement. For the avoidance of doubt, the provisions of Section 2.3(c)(ii) shall be applicable to the license of any co-owned rights in the [***].

3.           Fees and Costs. Notwithstanding any other provision contained in the Exosomes License Agreement, in the event the Licensee’s rights to any Patent Rights or Future Patent Rights become non-exclusive or are terminated, then the following shall apply:

3.1          CSMC shall assume full responsibility for Prosecution (as defined in Section 5.1 of the Exosomes License Agreement) relating to such Patent Rights or Future Patent Rights in the Territory, including, but not limited to, payment of all costs, fees and expenses related thereto. Section 5.1 and 5.3 of the Exosomes License Agreement shall be deemed amended accordingly.

3.2          Licensee’s rights and obligations under Section 7 of the Exosomes License Agreement with respect to such Patent Rights or Future Patent Rights shall terminate. For the avoidance of doubt, CSMC shall thereafter have the right to enforce such Patent Rights or Future Patent Rights as it sees fit in its sole discretion, and at its sole expense, without notifying or accounting to Licensee. Section 7 of the Exosomes License Agreement shall be deemed amended accordingly.

4.           Other Provisions. This Exosomes Seventh Amendment is a revision to the Exosomes License Agreement only, it is not a novation thereof. Except as otherwise provided herein, the terms and conditions of the Exosomes License Agreement shall remain in full force and effect.

5.           Further Assurances. Each of the parties hereto shall execute such further documents and instruments and do all such further acts as may be necessary or required in order to effectuate the intent and accomplish the purposes of this Exosomes Seventh Amendment.

6.           Counterparts. This Seventh Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

Signature Page Follows

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*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

IN WITNESS WHEREOF, the parties have executed this Seventh Amendment to Exclusive License Agreement as of the day and year first above written.

Dated: August 19 , 2020	CAPRICOR, INC.

	By:	/s/ Karen Krasney, Esq.
Karen Krasney, Esq.
Executive Vice President, General Counsel

Dated: August 17, 2020	CEDARS-SINAI MEDICAL CENTER

	By:	/s/ James D. Laur, JD
James D. Laur, JD
Vice President, Intellectual Property

	By:	/s/ Edward M. Prunchunas
Edward M. Prunchunas
Executive Vice President, Finance & Chief Financial Officer

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Schedule A

Patent Rights (Amended and Restated)

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